SCHEDULE 14A INFORMATION
                Proxy Statement Pursuant to Section 14(a) of the
                        Securities Exchange Act of 1934

Filed by Registrant:                         [ X ]
Filed by a Party other than the Registrant:  [   ]

Check the appropriate box:
[   ] Preliminary Proxy Statement        [   ] Confidential, for Use of the
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[   ] Definitive Additional Materials          by Rule 14a-6(e)(2))
[   ] Soliciting Materials Pursuant to Section 240.14a-11(c) or Section240.14a-
      12

                                  Valhi, Inc.
-------------------------------------------------------------------------------
                (Name of Registrant as Specified in Its Charter)

-------------------------------------------------------------------------------
    (Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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[ X ] No fee required.

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                                [LOGO GOES HERE]


                                  VALHI, INC.
                              Three Lincoln Centre
                          5430 LBJ Freeway, Suite 1700
                            Dallas, Texas 75240-2697
                                 March 31, 1998


To Our Stockholders:

     You are cordially invited to attend the 1998 Annual Meeting of Stockholders of Valhi, Inc., which will be held on Thursday, May 7, 1998, at 10:00 a.m., local time, at Valhi's corporate offices at Three Lincoln Centre, 5430 LBJ Freeway, Suite 1700, Dallas, Texas. The matters to be acted upon at the meeting are described in the attached Notice of Annual Meeting of Stockholders and Proxy Statement.

     Whether or not you plan to attend the meeting, please complete, date, sign and return the enclosed proxy card or voting instruction form in the accompanying envelope as promptly as possible to ensure that your shares are represented and voted in accordance with your wishes. Your vote, whether given by proxy or in person at the meeting, will be held in confidence by the inspector of election as provided in Valhi's bylaws.

                                       Sincerely,




                                       Harold C. Simmons
                                       Chairman of the Board, President and
                                       Chief Executive Officer

                                  VALHI, INC.
                              Three Lincoln Centre
                          5430 LBJ Freeway, Suite 1700
                            Dallas, Texas 75240-2697
                    NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

                             To Be Held May 7, 1998

To the Stockholders of Valhi, Inc.:

     NOTICE IS HEREBY GIVEN that the 1998 Annual Meeting of Stockholders (the "Meeting") of Valhi, Inc., a Delaware corporation (the "Company"), will be held on Thursday, May 7, 1998, at 10:00 a.m., local time, at the corporate offices of the Company at Three Lincoln Centre, 5430 LBJ Freeway, Suite 1700, Dallas, Texas for the following purposes:

     (1) To elect five directors to serve until the 1999 Annual Meeting of Stockholders and until their successors are duly elected and qualified or their earlier removal, resignation or death; and

     (2) To transact such other business as may properly come before the Meeting or any adjournment or postponement thereof.

     The board of directors of the Company set the close of business on March 18, 1998 as the record date (the "Record Date") for the Meeting. Only holders of the Company's common stock, $0.01 par value per share, at the close of business on the Record Date are entitled to notice of, and to vote at, the Meeting. The Company's stock transfer books will not be closed following the Record Date. A complete list of stockholders entitled to vote at the Meeting will be available for examination during normal business hours by any stockholder of the Company, for purposes related to the Meeting, for a period of ten days prior to the Meeting at the Company's corporate offices located at the address set forth above.

     You are cordially invited to attend the Meeting. Whether or not you plan to attend the Meeting in person, please complete, date and sign the accompanying proxy card or voting instruction form and return it promptly in the enclosed envelope to ensure that your shares are represented and voted in accordance with your wishes. You may revoke your proxy by following the procedures set forth in the accompanying proxy statement. If you choose, you may still vote in person at the Meeting even though you previously submitted your proxy.

     In accordance with the Company's bylaws, your vote, whether given by proxy or in person at the Meeting, will be held in confidence by the inspector of election for the Meeting.


                                       By Order of the Board of Directors,




                                       Steven L. Watson, Secretary

Dallas, Texas
March 31, 1998

                                  VALHI, INC.
                              Three Lincoln Centre
                          5430 LBJ Freeway, Suite 1700
                            Dallas, Texas 75240-2697

                                ----------------

                                PROXY STATEMENT

                                ----------------

                              GENERAL INFORMATION

     This proxy statement and the accompanying proxy card or voting instruction form are being furnished in connection with the solicitation of proxies by and on behalf of the board of directors (the "Board of Directors") of Valhi, Inc., a Delaware corporation ("Valhi" or the "Company"), for use at the 1998 Annual Meeting of Stockholders of the Company to be held on Thursday, May 7, 1998 and at any adjournment or postponement thereof (the "Meeting"). The Meeting will be held at the time and place and for the purposes set forth in the accompanying Notice of Annual Meeting of Stockholders (the "Notice"). The Notice, this proxy statement, the accompanying proxy card or voting instruction form and Valhi's Annual Report to Stockholders, which includes Valhi's Annual Report on Form 10-K for the fiscal year ended December 31, 1997 (the "Annual Report"), are first being mailed to the holders of Valhi's common stock, $0.01 par value per share ("Valhi Common Stock"), on or about April 6, 1998. Valhi's executive offices are located at Three Lincoln Centre, 5430 LBJ Freeway, Suite 1700, Dallas, Texas 75240-2697.

                  QUORUM, VOTING RIGHTS AND PROXY SOLICITATION

     The record date set by the Board of Directors for the determination of stockholders entitled to notice of and to vote at the Meeting was the close of business on March 18, 1998 (the "Record Date"). As of the Record Date, there were 114,503,514 shares of Valhi Common Stock issued and outstanding. Each share of Valhi Common Stock entitles its holder to one vote on all matters to be acted on at the Meeting. The presence, in person or by proxy, of the holders of a majority of the shares of Valhi Common Stock entitled to vote at the Meeting is necessary to constitute a quorum for the conduct of business at the Meeting. Shares of Valhi Common Stock that are voted to abstain from any business coming before the Meeting and broker/nominee non-votes will be counted as being in attendance at the Meeting for purposes of determining whether a quorum is present.

     A plurality of the affirmative votes of the outstanding shares of Valhi Common Stock represented and entitled to be voted at the Meeting is necessary to elect a director of the Company. The accompanying proxy card or voting instruction form provides space for a stockholder to withhold authority to vote for any or all of the nominees of the Board of Directors. Neither shares as to which authority to vote on the election of directors has been withheld nor broker/nominee non-votes will be counted as affirmative votes to elect director nominees to the Board of Directors.

     Unless otherwise specified, the agents designated in the proxy card will vote the shares represented by a proxy at the Meeting "FOR" the election of the nominees of the Board of Directors.

     Contran Corporation ("Contran") and certain related entities held approximately 93% of the outstanding shares of Valhi Common Stock as of the Record Date and have indicated their intention to have such shares represented at the Meeting and to vote such shares "FOR" the election of each of the nominees for director of the Board of Directors. If such shares are represented and voted as indicated at the Meeting, a quorum will be present, and all the nominees for director of the Board of Directors will be elected as directors of the Company.

     Harris Trust and Savings Bank ("Harris"), the transfer agent and registrar for Valhi Common Stock as of the Record Date, has been appointed by the Board of Directors to ascertain the number of shares represented, receive proxies and ballots, tabulate the vote and serve as inspector of election at the Meeting. All proxies, ballots and voting instructions delivered to Harris that identify the vote of a particular stockholder shall be kept confidential by Harris in accordance with the terms of the Company's bylaws. Each holder of record of Valhi Common Stock giving the proxy enclosed with this proxy statement may revoke it at any time prior to the voting of such stock at the Meeting by
(i) delivering to Harris a written revocation of the proxy, (ii) delivering to Harris a duly executed proxy bearing a later date or (iii) by voting in person at the Meeting. Attendance by a stockholder at the Meeting will not in itself constitute the revocation of such stockholder's proxy.

     This proxy solicitation is being made by and on behalf of the Board of Directors. The Company will pay all expenses related to the solicitation, including charges for preparing, printing, assembling and distributing all materials delivered to stockholders. In addition to solicitation by mail, directors, officers and regular employees of the Company may solicit proxies by telephone or in person for which such persons will receive no additional compensation. Upon request, the Company will reimburse banking institutions, brokerage firms, custodians, trustees, nominees and fiduciaries for their reasonable out-of-pocket expenses incurred in distributing proxy materials and voting instructions to the beneficial owners of Valhi Common Stock held of record by such entities.

                             ELECTION OF DIRECTORS

     The bylaws of the Company provide that the Board of Directors shall consist of not less than five and not more than nine persons, as determined from time to time by the Board of Directors in its discretion. The number of directors is currently set at five. The directors elected at the Meeting will hold office until the 1999 Annual Meeting of Stockholders and until their successors are duly elected and qualified or their earlier removal, resignation or death.

     All of the nominees are currently directors of the Company whose terms will expire at the Meeting. All of the nominees have agreed to serve if elected. If any nominee is not available for election at the Meeting, a proxy will be voted "FOR" an alternate nominee to be selected by the Board of Directors, unless the stockholder executing such proxy withholds authority to vote for such nominee. The Board of Directors believes that all of its present nominees will be available for election at the Meeting and will serve if elected.

     THE BOARD OF DIRECTORS RECOMMENDS A VOTE "FOR" THE ELECTION OF THE NOMINEES FOR DIRECTOR SET FORTH BELOW.

     Nominees for Director. The following information has been provided by the respective nominees for election as directors of the Company for terms expiring at the 1999 Annual Meeting of Stockholders.

     Norman S. Edelcup, age 62, has served as a director of Valhi and/or certain of Valhi's predecessors since 1975. Mr. Edelcup has served as chairman of the board of Item Processing of America, Inc., a processing service bureau, since prior to 1993. Mr. Edelcup also serves as a director of Artistic Greetings, Inc., a mail-order stationery products company, and as a trustee for the Baron Asset Fund, a mutual fund. Additionally, he serves as chairman of the Company's audit committee and management development and compensation committee (the "MD&C Committee").

     Kenneth R. Ferris, age 49, has served as a director of Valhi since 1995 and served as a director of certain wholly owned subsidiaries of Valhi from 1986 to 1995. Dr. Ferris has been a Distinguished Professor at the American Graduate School of International Management since prior to 1993. Dr. Ferris has also conducted a private business consulting practice since prior to 1993.

     Glenn R. Simmons, age 70, has served as a director of Valhi and/or certain of Valhi's predecessors since 1980. Mr. Simmons has been vice chairman of the board of Valhi and Contran, a diversified holding company, since prior to 1993. Mr. Simmons is a director of Valhi's majority owned subsidiary, NL Industries, Inc. ("NL"), a titanium dioxide pigments chemicals company; chairman of the board and a director of Contran's less than majority owned affiliate, Keystone Consolidated Industries, Inc. ("Keystone"), a steel fabricated wire products, industrial wire and carbon steel rod company; a director of Contran's less than majority owned affiliate, Tremont Corporation ("Tremont"), a holding company engaged in the titanium metals and chemicals industries; and a director of CompX International Inc., a majority owned indirect subsidiary of Valhi ("CompX") that manufactures ergonomic computer support systems and other component hardware products for office furniture and other applications. Mr. Simmons has been an executive officer and/or director of various companies related to Valhi and Contran since 1969. Mr. Simmons serves as a member of the Company's executive committee and is a brother of Harold C. Simmons.

     Harold C. Simmons, age 66, has served as a director of Valhi and/or certain of Valhi's predecessors since 1980. Mr. Simmons has been chairman of the board and chief executive officer of Valhi and Contran since prior to 1993 and has been president of Valhi and Contran since 1994. Mr. Simmons is chairman of the board and a director of NL and is a director of Tremont. Mr. Simmons has been an executive officer and/or director of various companies related to Valhi and Contran since 1961. Mr. Simmons serves as chairman of the Company's executive committee and is a brother of Glenn R. Simmons.

     J. Walter Tucker, Jr., age 72, has served as a director of Valhi and/or certain of Valhi's predecessors since 1982. Mr. Tucker has been the president, treasurer and a director of Tucker & Branham, Inc., a mortgage banking, insurance and real estate company, and vice chairman of the board and a director of Keystone since prior to 1993. Mr. Tucker is a director of Columbian Mutual Life Insurance Company. Mr. Tucker has been an executive officer and/or director of various companies related to Valhi and Contran since 1981.

     For information concerning legal proceedings to which certain director nominees are parties and other matters, see "Certain Litigation and Other Matters" and "Certain Relationships and Transactions."

               MEETINGS AND COMMITTEES OF THE BOARD OF DIRECTORS

     The Board of Directors held three meetings and took action by written consent in lieu of meetings on ten occasions in 1997. Each of the directors participated in all of such meetings and of the meetings of the committees on which they served, except Harold C. Simmons, who did not attend one meeting of the board of directors.

     The Board of Directors has established and delegated authority to the following standing committees.

     Audit Committee. The principal responsibilities of the audit committee are to review the selection of the Company's independent auditors and to make its recommendation with respect to such selection to the Board of Directors; to review with the independent auditors the scope and results of the annual auditing engagement, the procedures for internal auditing, the system of internal accounting controls and internal audit results; and to direct and supervise special audit inquiries. On February 12, 1998, the Board of Directors expanded the responsibility of the audit committee to include the review of, and action upon, any proposals Contran or any of its affiliates present regarding the sale of assets from Contran or one or more of its affiliates to Valhi during the period of time that a $120 million credit agreement between Valhi and Contran remains effective. For a description of this credit agreement, see "Compensation of Directors and Executive Officers and Other Information-Compensation Committee Interlocks and Insider Participation-Relationships with Related Parties." The current members of the audit committee are Norman S. Edelcup (chairman) and Dr. Kenneth R. Ferris. The audit committee held two meetings and did not take any action by written consent in 1997.

     Management Development and Compensation Committee. The principal responsibilities of the MD&C Committee are to review and approve certain matters involving executive compensation, including making recommendations to the Board of Directors regarding compensation matters involving the chief executive officer; to review and approve grants of stock options and other awards under the Valhi, Inc. 1997 Long-Term Incentive Plan (the "1997 Plan"); and to review and administer the Valhi, Inc. 1987 Stock Option-Stock Appreciation Rights Plan, as amended (the "1987 Plan"), the 1997 Plan and such other compensation matters as the Board of Directors may direct from time to time. The current members of the MD&C Committee are Norman S. Edelcup (chairman), Dr. Kenneth R. Ferris and
J. Walter Tucker, Jr. The MD&C Committee held one meeting and took action by written consent in lieu of a meeting on one occasion in 1997.

     Executive Committee. The principal responsibilities of the executive committee are to take such actions as are required to manage the Company, within the limits provided by Delaware statutes and except as otherwise limited by the Board of Directors. The current members of the executive committee are Harold
C. Simmons (chairman) and Glenn R. Simmons. The executive committee did not hold any meetings and did not take any action by written consent in 1997.

     The Board of Directors does not have a nominating committee or any committee performing a similar function. All matters that would be considered by such a committee are acted upon by the full Board of Directors. The Board of Directors will consider recommendations by stockholders of the Company with respect to the election of directors if such recommendations are submitted in writing to the secretary of the Company and received not later than December 31 of the year prior to the next annual meeting of stockholders. Such recommendations should be accompanied by a full statement of qualifications and confirmation of the nominee's willingness to serve.

     Members of the standing committees will be elected at the annual meeting of the Board of Directors immediately following the Meeting. The Board of Directors has previously established, and from time to time may establish, other committees to assist it in the discharge of its responsibilities.


                               EXECUTIVE OFFICERS

     Set forth below is certain information relating to the current executive officers of Valhi. Each executive officer serves at the pleasure of the Board of Directors. Biographical information with respect to Harold C. Simmons and Glenn R. Simmons is set forth under "Election of Directors-Nominees for Director."

           Name               Age                  Position(s)
---------------------------  -----  -----------------------------------------
Harold C. Simmons...........  66    Chairman of the Board, President and
                                    Chief Executive Officer
Glenn R. Simmons............  70    Vice Chairman of the Board
Eugene K. Anderson..........  62    Vice President and Assistant Treasurer
Joseph S. Compofelice.......  48    Executive Vice President
J. Mark Hollingsworth.......  46    General Counsel
William J. Lindquist........  40    Vice President and Tax Director
Bobby D. O'Brien............  40    Vice President and Treasurer
Robert W. Singer............  61    Vice President
Gregory M. Swalwell.........  41    Controller
Steven L. Watson............  47    Vice President and Secretary

     Eugene K. Anderson has served as vice president and assistant treasurer of Valhi since 1994. Mr. Anderson has served as vice president of Contran since prior to 1993 and as assistant treasurer of Contran since 1994. Mr. Anderson has served as an executive officer of various companies related to Valhi and Contran since 1980.

     Joseph S. Compofelice has served as executive vice president of Valhi since 1994. Mr. Compofelice has also served as chief executive officer and chairman of the board of CompX since February 1998 and prior to that as executive vice president and a director of CompX since December 1997. In addition, Mr. Compofelice has served since 1995 as a director of NL and, except for a period during 1996, has served since 1994 as a director of Titanium Metals Corporation ("TIMET"), Tremont's 30% owned affiliate engaged in the titanium metals business. From 1994 to February 1998, Mr. Compofelice served as the vice president and chief financial officer of NL and Tremont. From 1996 to February 1998, Mr. Compofelice served as the vice president and chief financial officer of TIMET. From prior to 1993 to 1994, Mr. Compofelice was the vice president and chief financial officer of Baroid Corporation, a company engaged in the petroleum services industry that Dresser Industries, Inc. acquired in 1994. Mr. Compofelice has served as an executive officer and/or director of various companies related to Valhi and Contran since 1988.

     J. Mark Hollingsworth has served as general counsel of Valhi and Contran since 1996. From prior to 1993 to 1996, Mr. Hollingsworth served as senior counsel or legal counsel for Valhi and Contran. Mr. Hollingsworth has served as legal counsel of various companies related to Valhi and Contran since 1983.

     William J. Lindquist has served as vice president and tax director of Valhi and Contran since prior to 1993. Mr. Lindquist has served as an executive officer or director of various companies related to Valhi and Contran since 1980.

     Bobby D. O'Brien has served as vice president of Valhi and Contran since 1996 and treasurer of Valhi and Contran since 1997. Since 1993, Mr. O'Brien has served as treasurer, vice president-finance or vice president of Medite Corporation, an indirect wholly owned subsidiary of Valhi that operated Valhi's former buildings products business ("Medite"). From prior to 1993 to 1994, Mr. O'Brien also served as assistant controller of Valhi and Contran. Mr. O'Brien has served in financial and accounting positions with various companies related to Valhi and Contran since 1988.

     Robert W. Singer has served as vice president of Valhi and Contran since prior to 1993. Mr. Singer has also served as president and chief operating officer of Keystone from prior to 1993 to 1997 and as chief executive officer of Keystone since 1997. Mr. Singer has also served as a director of CompX since 1993. Mr. Singer has served as an executive officer and/or director of various companies related to Valhi and Contran since 1982.

     Gregory M. Swalwell has served as controller of Valhi and Contran since 1996. From prior to 1993 to 1996, Mr. Swalwell served as assistant controller of Valhi and Contran. Mr. Swalwell has served in accounting positions with various companies related to Valhi and Contran since 1988.

     Steven L. Watson has served as vice president and secretary of Valhi and Contran since prior to 1993. Mr. Watson has served as an executive officer and/or director of various companies related to Valhi and Contran since 1980.

                               SECURITY OWNERSHIP

     Ownership of Valhi and Its Parents. The following table and footnotes set forth as of the Record Date the beneficial ownership, as defined by regulations of the Securities and Exchange Commission (the "Commission"), of Valhi Common Stock held by (i) each person or group of persons known to Valhi to own beneficially more than 5% of the outstanding shares of Valhi Common Stock, (ii) each director of Valhi, (iii) each executive officer of Valhi named in the Summary Compensation Table below (a "named executive officer") and (iv) all directors and executive officers of Valhi as a group. See footnote (4) below for information concerning individuals and entities that may be deemed to own indirectly and beneficially those shares of Valhi Common Stock directly held by Contran, National City Lines, Inc. ("National") and Valhi Group, Inc. ("VGI"). Except as set forth below, no securities of Valhi's parent companies are beneficially owned by any director or executive officer of Valhi. All information is taken from or based upon ownership filings made by such persons with the Commission or upon information provided by such persons.

                                                 Valhi Common Stock
                                       --------------------------------------
                                                                   Percent of
                                          Amount and Nature of       Class
Name of Beneficial Owner                Beneficial Ownership (1)     (1)(2)
------------------------               --------------------------- ----------

Contran Corporation and subsidiaries:
  Contran Corporation (3)..............       8,884,458 (4)(5)        7.8%
  National City Lines, Inc. (3)........      10,891,009 (4)           9.5%
  Valhi Group, Inc. (3)................      85,644,496 (4)          74.8%
Norman S. Edelcup......................          20,000 (6)           *
Kenneth R. Ferris......................          15,500 (7)           *
Glenn R. Simmons.......................         424,533 (4)(8)        *
Harold C. Simmons......................         430,383 (4)(9)        *
J. Walter Tucker, Jr...................         236,750 (10)          *
Joseph S. Compofelice..................          40,000 (11)          *
William J. Lindquist...................         181,713 (4)(12)       *
Bobby D. O'Brien.......................          85,000 (4)(13)       *
Steven L. Watson.......................         260,635 (4)(14)       *
All directors and executive officers
  as a group (13 persons)..............       1,884,141 (4)(5)(6)     1.6%
                                                        (7)(8)(9)
                                                        (10)(11)
                                                        (12)(13)
                                                        (14)(15)
----------
*    Less than 1%.

(1) Except as otherwise noted, the listed individuals and group have sole investment power and sole voting power as to all shares of Valhi Common Stock set forth opposite their names. The number of shares and percentage of ownership of Valhi Common Stock for each person or group assumes that shares of Valhi Common Stock issuable upon the exercise of stock options to such person or group (exclusive of others) within sixty days subsequent to the Record Date are outstanding.

(2) The percentages are based on 114,503,514 shares of Valhi Common Stock outstanding as of the Record Date. For purposes of calculating the outstanding shares of Valhi Common Stock as of the Record Date, 1,186,200 shares of Valhi Common Stock held by NL and 1,000,000 shares of Valhi Common Stock held by Valmont Insurance Company ("Valmont"), a wholly owned subsidiary of Valhi, are excluded from the amount of Valhi Common Stock outstanding. Pursuant to Delaware corporate law, Valhi treats these excluded shares as treasury stock for voting purposes.

(3)  The business address of Contran, National and VGI is Three Lincoln Centre,
     5430 LBJ Freeway, Suite 1700, Dallas, Texas   75240-2697.

(4) National, NOA, Inc. ("NOA") and Dixie Holding Company ("Dixie Holding") are the holders of approximately 73.3%, 11.4% and 15.3%, respectively, of the outstanding common stock of VGI. Contran and NOA are the holders of approximately 85.7% and 14.3%, respectively, of the outstanding common stock of National. Contran and Southwest Louisiana Land Company, Inc. ("Southwest") are the holders of approximately 49.9% and 50.1%, respectively, of the outstanding common stock of NOA. Dixie Rice Agricultural Corporation, Inc. ("Dixie Rice") is the holder of 100% of the outstanding common stock of Dixie Holding. Contran is the holder of approximately 88.8% and 54.3% of the outstanding common stock of Southwest and Dixie Rice, respectively. Substantially all of Contran's outstanding voting stock is held by trusts established for the benefit of certain of Harold C. Simmons' children and grandchildren (the "Trusts"), of which Mr. Harold Simmons is the sole trustee. As sole trustee of the Trusts, Mr. Simmons has the power to vote and direct the disposition of the shares of Contran stock held by the Trusts. Mr. Simmons, however, disclaims beneficial ownership of such Contran shares.

     Harold C. Simmons is the chairman of the board, president and chief executive officer of VGI, National, NOA, Dixie Holding and Contran. Mr. Simmons is also the chairman of the board and chief executive officer of Dixie Rice and Southwest. By virtue of the holding of the offices, the stock ownership and his service as trustee, all as described above, Mr. Simmons may be deemed to control certain of such entities, and Mr. Simmons and certain of such entities may be deemed to possess indirect beneficial ownership of certain shares of Valhi Common Stock directly held by certain of such other entities. Mr. Simmons, however, disclaims beneficial ownership of the shares of Valhi Common Stock beneficially owned, directly or indirectly, by such entities, and NL and Valmont.

     The Harold Simmons Foundation, Inc. (the "Foundation") directly holds approximately 0.5% of the outstanding shares of Valhi Common Stock. The Foundation is a tax-exempt foundation organized for charitable purposes. Harold C. Simmons is the chairman of the board and chief executive officer of the Foundation and may be deemed to control the Foundation. Mr. Simmons, however, disclaims beneficial ownership of any shares of Valhi Common Stock held by the Foundation.

     The Combined Master Retirement Trust (the "Master Trust") holds approximately 0.1% of the outstanding shares of Valhi Common Stock. The Master Trust was formed to permit the collective investment by trusts that maintain the assets of certain employee benefit plans adopted by Valhi and related companies. Harold C. Simmons is the sole trustee of the Master Trust and the sole member of the trust investment committee for the Master Trust. The trustee and members of the trust investment committee for the Master Trust are selected by the Board of Directors. Harold C. Simmons, Glenn R. Simmons, William J. Lindquist, Bobby D. O'Brien and Steven L. Watson are participants in one or more of the employee benefit plans that invest through the Master Trust. Each of such persons disclaims beneficial ownership of the shares of Valhi Common Stock held by the Master Trust, except to the extent of his individual vested beneficial interest in the assets held by the Master Trust.

(5) The shares of Valhi Common Stock shown as owned by Contran include 0.2% of the outstanding Valhi Common Stock that is directly held by the Contran Deferred Compensation Trust No. 2 (the "CDCT No. 2"). Boston Safe Deposit and Trust Company serves as trustee of the CDCT No. 2 (the "Trustee"). Contran established the CDCT No. 2 as an irrevocable "rabbi trust" to assist Contran in meeting certain deferred compensation obligations that it owes to Harold C. Simmons. If the CDCT No. 2 assets are insufficient to satisfy such obligations, Contran must satisfy the balance of such obligations. Pursuant to the terms of the CDCT No. 2, Contran (i) retains the power to vote the shares held by the CDCT No. 2, (ii) retains dispositive power over such shares and (iii) may be deemed the indirect beneficial owner of such shares. However, Mr. Simmons disclaims such beneficial ownership of the shares beneficially owned, directly or indirectly, by the CDCT No. 2, except to the extent of his interest as a beneficiary of the CDCT No. 2.

(6) The shares of Valhi Common Stock shown as beneficially owned by Mr. Edelcup include 2,000 shares that he has the right to acquire upon the exercise within 60 days subsequent to the Record Date of stock options granted pursuant to the Company's 1990 Non-Employee Director Stock Option Plan (the "Director Plan").

(7)  The shares of Valhi Common Stock shown as beneficially owned by Dr. Kenneth
     R. Ferris include 15,000 shares held in his retirement account.

(8) The shares of Valhi Common Stock shown as beneficially owned by Glenn R. Simmons include 380,000 shares that Mr. Simmons has the right to acquire upon the exercise within 60 days subsequent to the Record Date of stock options granted pursuant to the 1987 Plan. Also included in the amount shown as beneficially owned by Mr. Simmons are 4,383 shares held in his individual retirement account. In addition, included in the amount shown as beneficially owned by Mr. Simmons are 3,000 shares held by Mr. Simmons' wife and 800 shares held in a retirement account for Mr. Simmons' wife, with respect to all of which Mr. Simmons disclaims beneficial ownership.

(9) The shares of Valhi Common Stock shown as beneficially owned by Harold C. Simmons include 350,000 shares that Mr. Simmons has the right to acquire upon the exercise within 60 days subsequent to the Record Date of stock options granted pursuant to the 1987 Plan. In addition, included in the amount shown as beneficially owned by Mr. Simmons are 77,000 shares held by Mr. Simmons' wife, with respect to which Mr. Simmons disclaims beneficial ownership.

(10) The shares of Valhi Common Stock shown as beneficially owned by J. Walter Tucker, Jr. include 6,000 shares that Mr. Tucker has the right to acquire upon the exercise within 60 days subsequent to the Record Date of stock options granted pursuant to the Director Plan. In addition, included in the amount shown as beneficially owned by Mr. Tucker are 217,250 shares held by Mr. Tucker's wife, with respect to which Mr. Tucker disclaims beneficial ownership.

(11) The shares of Valhi Common Stock shown as beneficially owned by Joseph S. Compofelice include 30,000 shares that Mr. Compofelice has the right to acquire upon the exercise within 60 days subsequent to the Record Date of stock options granted pursuant to the 1987 Plan. In addition, included in the amount shown as beneficially owned by Mr. Compofelice are 10,000 shares held by Mr. Compofelice and his wife as joint tenants.

(12) The shares of Valhi Common Stock shown as beneficially owned by William J. Lindquist include 179,000 shares that Mr. Lindquist has the right to acquire upon the exercise within 60 days subsequent to the Record Date of stock options granted pursuant to the 1987 Plan. In addition, included in the amount shown as beneficially owned by Mr. Lindquist are 2,713 shares held in his individual retirement account.

(13) The shares of Valhi Common Stock shown as beneficially owned by Bobby D. O'Brien comprise 85,000 shares that Mr. O'Brien has the right to acquire upon the exercise within 60 days subsequent to the Record Date of stock options granted pursuant to the 1987 Plan.

(14) The shares of Valhi Common Stock shown as beneficially owned by Steven L. Watson include 242,000 shares that Mr. Watson has the right to acquire upon the exercise within 60 days subsequent to the Record Date of stock options granted pursuant to the 1987 Plan. In addition, included in the amount shown as beneficially owned by Mr. Watson are 3,035 shares held in his individual retirement account.

(15) In addition to the foregoing, the shares of Valhi Common Stock shown as beneficially owned by the directors and executive officers of Valhi as a group include 153,000 shares that the remaining executive officers of Valhi have the right to acquire upon the exercise within 60 days subsequent to the Record Date of stock options granted pursuant to the 1987 Plan, 11,127 shares held by such officers in their individual retirement accounts and 10,000 shares held by such officers in other retirement accounts. Additionally, included in the shares of Valhi Common Stock beneficially owned by such remaining executive officers are 5,000 shares held in the individual retirement accounts of such officers' spouses with respect to which such officers disclaim beneficial ownership.


     Ownership of NL and CompX. The following table and footnotes set forth the beneficial ownership, as of the Record Date, of the common stock, $0.125 par value per share, of NL ("NL Common Stock") and the class A common stock, par value $0.01 per share, of CompX ("CompX Class A Common Stock") held by (i) each director of Valhi, (ii) each named executive officer and (iii) all directors and executive officers of Valhi as a group. All information has been taken from or based upon ownership filings made by such persons with the Commission or upon information provided by such persons.

                              NL Common Stock       CompX Class A Common Stock
                         -------------------------  --------------------------
                            Amount and     Percent      Amount and     Percent
                            Nature of         of        Nature of         of
                            Beneficial      Class       Beneficial      Class
  Name of Beneficial      Ownership (1)     (1)(2)    Ownership (1)     (1)(3)
         Owner
-----------------------  ---------------   --------  ----------------  -------

Norman S. Edelcup......       -0-            -0-       3,000              *
Kenneth R. Ferris......     2,200  (4)        *        1,000              *
Glenn R. Simmons.......     6,800  (5)(6)     *       16,220  (7)         *
Harold C. Simmons......    69,475  (6)(8)     *          -0-  (7)        -0-
J. Walter Tucker, Jr...       -0-            -0-         -0-             -0-
Joseph S. Compofelice..   165,783  (9)        *      111,200  (10)       1.8%
William J. Lindquist...       -0-            -0-       3,000              *
Bobby D. O'Brien.......       -0-            -0-         300              *
Steven L. Watson.......    12,000             *        3,000              *
All directors and
 executive officers
 of Valhi as a group                                                     2.7%
 (13 persons)  ........   256,758  (4)(5)     *      164,340  (7)(10)
                                   (6)(8)
                                   (9)

----------
*    Less than 1%.

(1) Except as otherwise noted, the listed individuals and group have sole investment power and sole voting power as to all shares set forth opposite their names. The number of shares and percentage of ownership for each person or group assumes that shares issuable upon the exercise of stock options to such person or group (exclusive of others) within sixty days subsequent to the Record Date are outstanding.

(2) The percentages are based on 51,290,614 shares of NL Common Stock outstanding as of the Record Date.

(3) The percentages are based on 6,144,880 shares of CompX Class A Common Stock outstanding as of the Record Date.

(4) The shares of NL Common Stock shown as beneficially owned by Kenneth R. Ferris comprise 2,200 shares held by Dr. Ferris in his individual retirement account.

(5) The shares of NL Common Stock shown as beneficially owned by Glenn R. Simmons comprise 6,800 shares held in his retirement account.

(6) Valhi and Tremont directly and beneficially own 58.2% (29,844,210 shares) and 17.7% (9,064,780 shares) of the outstanding NL Common Stock, respectively. VGI, National, the Foundation, the CDCT No. 2, Valhi, NL, Valmont and the Master Trust are the holders of approximately 34.9%, 5.2%, 3.7%, 3.5%, 1.5%, 0.5% and 0.5% and less than 0.1%, respectively, of the outstanding common stock of Tremont. See footnotes (4) and (5) to the "Ownership of Valhi and Its Parents" table above for a description of the Foundation and the CDCT No. 2. See also footnotes (2), (4) and (5) to the same table for information concerning individuals and entities that may be deemed to own indirectly and beneficially shares of NL Common Stock held by Valhi and Tremont. Harold C. Simmons and all other directors and executive officers of Valhi disclaim beneficial ownership of all of the shares of NL Common Stock owned by any of these entities.

(7) Valcor, Inc., a wholly owned subsidiary of Valhi ("Valcor"), owns 100% of the CompX class B common stock, par value $0.01 per share ("CompX Class B Common Stock" and together with the CompX Class A Common Stock, the "CompX Common Stock"). Each share of CompX Class B Common Stock entitles the holder to one vote on all matters except the election of directors on which each share is entitled to ten votes. As a result, as of the Record Date, Valcor holds 61.9% of the combined voting power of the CompX Common Stock (94.2% for the election of directors). In certain instances, shares of CompX Class B Common Stock are automatically convertible into shares of CompX Class A Common Stock. See footnotes (2), (4) and (5) to the "Ownership of Valhi and Its Parents" table above for information concerning individuals and entities that may be deemed to own indirectly and beneficially shares of CompX Common Stock held directly by Valcor. Harold
     C. Simmons and all other directors and executive officers of Valhi disclaim beneficial ownership of all of the shares of CompX Common Stock owned by any of these entities.

(8) The shares of NL Common Stock shown as beneficially owned by Harold C. Simmons consists of 69,475 shares held by Mr. Simmons' wife, with respect to which Mr. Simmons disclaims beneficial ownership.

(9) The shares of NL Common Stock shown as beneficially owned by Joseph S. Compofelice include 115,600 shares that Mr. Compofelice has the right to acquire upon the exercise within 60 days subsequent to the Record Date of stock options granted pursuant to the 1989 Long Term Performance Incentive Plan of NL Industries, Inc. and 7,183 shares credited to Mr. Compofelice's account under the NL Industries, Inc. Retirement Savings Plan (the "NL Savings Plan"). In addition, included in the amount shown as beneficially owned by Mr. Compofelice are 1,000 shares held in his individual retirement account and 42,000 shares held by Mr. Compofelice and his wife as joint tenants.

(10) The shares of CompX Class A Common Stock shown as beneficially owned by Joseph S. Compofelice include 110,000 shares held by Mr. Compofelice and his wife as joint tenants. In addition, included in the amount shown as beneficially owned by Mr. Compofelice are 1,000 shares owned directly by Mr. Compofelice's wife of which Mr. Compofelice disclaims beneficial ownership.

     The Company understands that Contran and related entities may consider acquiring or disposing of shares of Valhi Common Stock through open-market or privately negotiated transactions, depending upon future developments, including, but not limited to, the availability and alternative uses of funds, the performance of Valhi Common Stock in the market, an assessment of the business of and prospects for the Company, financial and stock market conditions and other factors deemed relevant by such entities. The Company may similarly consider acquisitions of shares of Valhi Common Stock and acquisitions or dispositions of securities issued by related entities. On January 14, 1998, the Board of Directors authorized the Company's purchase from time to time as the Company's financial and market conditions permit of up to 2.0 million shares of Valhi Common Stock in open market or privately negotiated transactions. From January 14, 1998 to March 31, 1998, the Company has purchased 210,000 shares of Valhi Common Stock.

     Neither Contran nor the Company presently intends to engage in any transaction or series of transactions that would result in the Valhi Common Stock becoming eligible for termination of registration under the Securities Exchange Act of 1934, as amended (the "Exchange Act"), or ceasing to be traded on a national securities exchange.

                COMPENSATION OF DIRECTORS AND EXECUTIVE OFFICERS
                             AND OTHER INFORMATION

     Compensation of Directors. During 1997, directors of Valhi who were not also employees of the Company or an affiliate of the Company received an annual retainer of $10,000 paid in quarterly installments, plus a fee of $1,000 per day for attendance at meetings and as a daily rate for other services rendered on behalf of the Board of Directors and/or committees thereof. In addition, directors who were members of the audit committee or MD&C Committee received an annual retainer of $4,000, paid in quarterly installments, for each committee on which they served. Directors were also reimbursed for reasonable expenses incurred in attending meetings and in the performance of other services rendered on behalf of the Board of Directors and/or its committees. Directors who received fees during 1997 were Norman S. Edelcup, Dr. Kenneth R. Ferris and J. Walter Tucker, Jr. (together, the "Non-Employee Directors").

     Valhi and Contran are parties to an intercorporate services agreement (the "Contran/Valhi ISA") pursuant to which Contran provided certain services to Valhi during 1997, including services rendered to Valhi by Glenn R. Simmons and Harold C. Simmons, each of whom is a director of Valhi. NL and Contran are parties to an intercorporate services agreement (the "Contran/NL ISA") pursuant to which Contran provided NL with certain services rendered by Harold C. Simmons during 1997. See "Certain Relationships and Transactions."

     Summary of Cash and Certain Other Compensation of Executive Officers. The Summary Compensation Table set forth below provides information concerning annual and long-term compensation paid or accrued by Valhi and its subsidiaries to or on behalf of Valhi's chief executive officer and each of the four other most highly compensated individuals during 1997 who were executive officers of Valhi at December 31, 1997, for services rendered to Valhi and its subsidiaries during 1997, 1996 and 1995. During such periods, Contran paid Harold C. Simmons' compensation and NL, Tremont and/or TIMET and Valcor paid Joseph S. Compofelice's compensation. Valhi and Medite paid Mr. O'Brien's compensation during 1996 and Valhi paid Mr. O'Brien's compensation during 1997. Valhi also paid the remainder of the named executive officers' compensation during such periods. Valhi, Contran, NL, Tremont and certain related corporations have entered into certain intercorporate services agreements between each other (collectively, the "ISAs"). Pursuant to each ISA, the parties to the ISA agreed to render certain services to the other in exchange for agreed upon fees and reimbursements of costs, including executive officer services rendered to one party by employees of the other. The fees paid pursuant to the ISAs are generally based upon the estimated percentage of time individual employees, including executive officers, devote to certain matters on behalf of the recipient of the services. See also "Certain Relationships and Transactions." The information provided with respect to Joseph S. Compofelice is based in part on information set forth in the NL proxy statement for NL's annual meeting of shareholders to be held on May 6, 1998 (the "NL Proxy Statement"). See Appendix A for certain of such information provided in the NL Proxy Statement.


                           SUMMARY COMPENSATION TABLE

                                                        Long Term
                                                         Compen-
                                                       sation (1)
                                                       ----------
                             Annual Compensation (2)     Awards
                           --------------------------- ----------
                                                         Shares
                                                       Underlying
       Name and                                          Options    All Other
  Principal Position  Year    Salary (3)    Bonus (3)      (#)    Compensation
--------------------- ---- --------------- ----------- ---------- ------------

Harold C. Simmons.....1997 $ 1,468,000(4)  $    -0-     500,000   $     -0-
Chairman of the       1996   1,368,000(4)       -0-         -0-         -0-
 Board, President     1995   1,368,000(4)       -0-         -0-         -0-
 and Chief
 Executive Officer

Joseph S. Compofelice.1997     260,000(5)   890,000(5)   45,000(6)   12,254(7)
Executive Vice        1996     212,000(5)       -0-(5)   24,000(6)   32,762(7)
 President            1995     212,000(5)   277,500(5)   30,000(6)   39,042(7)

William J. Lindquist..1997     157,409(8)   572,398(8)   75,000      38,861(9)
Vice President and    1996     129,561(8)   232,317(8)   50,000       7,394(9)
 Tax Director         1995     102,260(8)    47,934(8)      -0-       7,020(9)

Bobby D. O'Brien (10).1997     108,809(11)  208,018(11) 100,000      15,486(9)
Vice President and    1996     106,023(11)  134,260(11)     -0-       7,397(9)
 Treasurer

Steven L. Watson......1997     218,765(12)  655,394(12) 100,000      74,149(9)
Vice President and    1996     190,512(12)  472,418(12)  50,000       7,394(9)
 Secretary            1995     124,268(12)   53,258(12)     -0-       7,020(9)


----------

(1) No shares of restricted stock were granted to the named executive officers nor payouts made to the named executive officers pursuant to long-term incentive plans during the last three years. Therefore, the columns for such compensation have been omitted.

(2) Other annual compensation for each of the named executive officers included perquisites, which perquisites were less than the level required for reporting. Therefore, the column for other annual compensation has been omitted.

(3) The amounts shown in the table as compensation for Mr. Simmons represent the portion of the fees paid to Contran pursuant to the ISAs with respect to services Mr. Simmons rendered to Valhi and its subsidiaries, plus the amount of director fees paid to Mr. Simmons by NL. See also footnote (4) below.

     Prior to 1998, NL, Tremont and/or TIMET and Valcor paid Mr. Compofelice's compensation. Valhi does not report any compensation paid by Tremont to Mr. Compofelice other than the amount Valhi credits to Contran (which Contran in turn credits Tremont) for Mr. Compofelice's services provided to Valhi pursuant to the Contran/Valhi ISA. The amounts shown as compensation in the table for Mr. Compofelice for 1997, 1996 and 1995 represent the full amount paid by NL for services Mr. Compofelice rendered during such year plus the portion of the fees paid by Valhi to Contran pursuant to the Contran/Valhi ISA with respect to services Mr. Compofelice rendered to Valhi in such year and an amount NL paid him in 1997 for services he rendered to Valcor for which Valcor reimbursed NL. See also footnote (5) below.

     The amounts shown in the table as compensation for Messrs. Lindquist, O'Brien and Watson represent the full amount paid by Valhi for services such individuals rendered to Valhi during each respective period, less the portion of such compensation that is attributable to the services such executive officers rendered to Contran and certain entities related to Contran, for which Contran credited Valhi pursuant to the Contran/Valhi ISA. The net salary and bonus amounts shown for each such individual for each such period reflect the reduction for the amount credited to Valhi by Contran for such individuals, which has been allocated proportionately between each individual's base salary and bonus. See also footnotes (8),
     (11) and (12) below.

(4) As described in footnote (3), the aggregate amount of compensation shown in the table for Mr. Simmons consists of (i) fees paid by Valhi pursuant to the ISAs with respect to services Mr. Simmons rendered to Valhi in the amount of $950,000 for each of 1997, 1996 and 1995, respectively; and (ii) fees paid by NL to Contran pursuant to the ISAs with respect to certain services Mr. Simmons rendered to NL in the amount of $500,000 for 1997 and $400,000 for each of 1996 and 1995, respectively, and director fees paid by NL to Mr. Simmons in the amount of $18,000 for each of 1997, 1996 and 1995, respectively.

(5) As described in footnote (3), Mr. Compofelice's Valhi compensation consists of (i) for 1997, a base salary and bonus paid by NL of $260,000 and $390,000, respectively, plus an addition to Mr. Compofelice's 1997 bonus of $500,000 representing an amount that NL paid Mr. Compofelice for services he rendered to Valcor for which Valcor reimbursed NL; (ii) for 1996, a base salary paid by NL of $185,000, plus an addition to Mr. Compofelice's 1996 base salary of $27,000 representing the amount that Valhi credited Contran (which Contran in turn credited Tremont) pursuant to the Contran/Valhi ISA for services Mr. Compofelice provided Valhi in 1996, and (iii) for 1995, a base salary and bonus paid by NL of $185,000 and $277,500, respectively, plus an addition to Mr. Compofelice's 1995 base salary of $27,000 representing the amount that Valhi credited Contran (which Contran in turn credited Tremont) pursuant to the Contran/Valhi ISA for services Mr. Compofelice provided Valhi in 1995. All bonuses paid by NL (exclusive of the $500,000 for which Valcor reimbursed NL in 1997) were paid pursuant to NL's Variable Compensation Plan, formerly known as NL's Share in Performance Incentive Plan (the "NL Variable Compensation Plan"). See "Appendix A-NL Compensation Committees' Report on Executive Compensation" for a discussion of the NL Variable Compensation Plan.

(6) Represents shares of NL Common Stock underlying stock options NL granted to Mr. Compofelice.

(7) All other compensation for 1997, 1996 and 1995 for Mr. Compofelice consists of (i) contributions by NL of $9,600, $0, and $9,000, respectively, to Mr. Compofelice's account under the NL Savings Plan and (ii) term life insurance premiums of $2,654, $1,512 and $1,512, respectively, paid by NL for the benefit of Mr. Compofelice. All other compensation for Mr. Compofelice also includes an accrual of $31,250 and $28,530 in 1996 and 1995, respectively, by NL in an unfunded account for the benefit of Mr. Compofelice under NL's Supplemental Executive Retirement Plan.

(8) As described in footnote (3), Mr. Lindquist's Valhi compensation excludes the amount Contran credited to Valhi for his services pursuant to the Contran/Valhi ISA, which amounts were $162,692, $105,403 and $84,806 for 1997, 1996 and 1995, respectively.

(9) All other compensation for the last three years (or such shorter period if the named executive officer was not an executive officer for the entire three years) for each of the following named executive officers consisted of (i) either the Company's matching contributions pursuant to the deferred incentive plan (a "DIP") of the Company or Medite's matching contributions pursuant to the Medite's DIP and (ii) accruals to unfunded reserve accounts payable upon the named executed officer's retirement, the termination of his employment with the Company or to his beneficiaries upon his death, as follows:

                                                 Unfunded
                                Employer's        Reserve
   Named Executive                 DIP            Account
       Officer        Year  Contributions (a)    Accruals       Total
--------------------- ----- ----------------- --------------  ----------

William J. Lindquist.. 1997      $  8,925        $  29,936      $38,861
                       1996         7,394                0        7,394
                       1995         7,020                0        7,020

Bobby D. O'Brien...... 1997         8,925            6,561       15,486
                       1996         7,397                0        7,397

Steven L. Watson...... 1997         8,925           65,224       74,149
                       1996         7,394                0        7,394
                       1995         7,020                0        7,020

     --------------

     (a) Mr. Lindquist's and Mr. Watson's DIP contributions represent the Company's matching contributions pursuant to the Company's DIP. Mr. O'Brien's 1997 DIP contributions represent the Company's matching contributions pursuant to the Company's DIP and his 1996 DIP contributions represent Medite's matching contributions pursuant to Medite's DIP.

(10) Mr. O'Brien commenced serving as an executive officer of Valhi in October 1996.

(11) As described in footnote (3), Mr. O'Brien's 1997 Valhi compensation excludes the amount Contran credited to Valhi for his services pursuant to the Contran/Valhi ISA, which amount was $63,942. Mr. O'Brien's 1996 compensation includes the salary and bonus amount Medite paid Mr. O'Brien in 1996 of $91,513 and $134,260, respectively.

(12) As described in footnote (3), Mr. Watson's Valhi compensation excludes the amount Contran credited to Valhi for his services pursuant to the Contran/Valhi ISA, which amounts were $59,495, $38,705 and $72,474 for 1997, 1996 and 1995, respectively.


     Grants of Stock Options. The following table provides information, with respect to the named executive officers, concerning the grant of stock options under the 1987 Plan during 1997. No stock appreciation rights ("SARs") were granted in 1997.

                             OPTION GRANTS IN 1997

                                              Individual Grants
                               -----------------------------------------------
                                 Number of    Percent of   Exercise
                                 Shares of  Total Options     or
                                Underlying    Granted to  Base Price
                                  Options     Employees   Per Share  Expiration
             Name               Granted (#)    in 1997                  Date
------------------------------ ------------ ------------- --------- -----------

Harold C. Simmons.............   500,000        56.50%     $6.38(3)  01/02/02
Joseph S. Compofelice (2).....       -0-         0.00%       n/a          n/a
William J. Lindquist..........    75,000         8.47%      6.38(3)  01/02/02
Bobby D. O'Brien..............   100,000        11.30%      6.38(3)  01/02/02
Steven L. Watson..............   100,000        11.30%      6.38(3)  01/02/02
All stockholders' gain (5)....       n/a           n/a       n/a          n/a

                                     Potential Realizable Value at
                                        Assumed Annual Rates of
                                        Stock Price Appreciation
                                          for Option Term (1)
                               -----------------------------------------
             Name                       5%                   10%
------------------------------ --------------------  ------------------

Harold C. Simmons.............       $  880,000(4)     $ 1,950,000(4)
Joseph S. Compofelice (2).....              n/a                n/a
William J. Lindquist..........          132,000(4)         292,500(4)
Bobby D. O'Brien..............          176,000(4)         390,000(4)
Steven L. Watson..............          176,000(4)         390,000(4)
All stockholders' gain (5)....           353 MM             618 MM

----------

(1) Pursuant to the rules of the Commission, the amounts under these columns reflect calculations at assumed 5% and 10% appreciation rates and, therefore, are not intended to forecast future appreciation, if any, of Valhi Common Stock. The potential realizable value to the optionees was computed as the difference between the appreciated value, at the expiration dates of the stock options, of the Valhi Common Stock obtainable upon exercise of such stock options over the aggregate exercise price of such stock options.

     The amount of gain to the optionees is dependent on the amount of increase in the price of Valhi Common Stock, which would benefit all stockholders proportionately. These potentially realizable values are based solely on arbitrarily assumed rates of appreciation required by applicable Commission regulations. Actual gains, if any, on stock option exercises are dependent on the future performance of Valhi Common Stock, overall market conditions and the timing of the exercise thereof by each respective optionee. There can be no assurance that the amounts reflected in the table will be achieved.

(2) See also Appendix A for stock options NL granted Mr. Compofelice in 1997, which stock options are exercisable for NL Common Stock.

(3) This stock option becomes exercisable at a rate of 40% on the first anniversary date of the date of grant and 20% on each of the next three anniversary dates of the date of grant. The exercise price for this stock option can be paid in already owned shares of Valhi Common Stock, provided such tendered shares were held by the optionee for six months.

(4) The appreciated value per share on January 2, 2002, based on the $6.38 per share market value of a share of Valhi Common Stock on January 2, 1997, would be $8.14 and $10.28 at the hypothetical 5% and 10% rates, respectively.

(5) The $352,906,000 and $618,223,000 amounts shown represent the cumulative increase in value stockholders would receive on all outstanding shares of Valhi Common Stock over a five-year period at the hypothetical 5% and 10% appreciation rates, respectively, based on the $6.38 per share market value of the 116,689,714 shares of Valhi Common Stock outstanding on January 2, 1997 (which outstanding amount includes shares held by NL and Valmont) and the reinvestment of cash dividends paid at a rate equal to Valhi's cash dividend policy on January 2, 1997 of $0.05 per share per calendar quarter.

     Stock Option Exercises and Holdings. The following table provides information, with respect to the named executive officers, concerning the value of unexercised stock options held as of December 31, 1997. In 1997, no named executive officer exercised any stock options. No SARs have been granted under the 1997 Plan or the 1987 Plan.

                        DECEMBER 31, 1997 OPTION VALUES

                            Number of Shares
                               Underlying             Value of Unexercised
                         Unexercised Options at       In-the-Money Options
Name                      December 31, 1997 (#)     at December 31, 1997 (1)
----------------------  -------------------------  --------------------------
                        Exercisable  Unexercisable  Exercisable  Unexercisable
                        -----------  -------------  -----------  -------------

Harold C. Simmons (2).      150,000        500,000   $  701,625    $ 1,528,750
Joseph S. Compofelice
(3)...................       30,000         20,000       71,925         47,950
William J. Lindquist..      127,000        133,000      437,313        410,068
Bobby D. O'Brien......       40,000        107,000      102,358        328,933
Steven L. Watson......      176,000        164,000      650,850        505,990

--------------

(1) The aggregate amount represents the difference between the exercise price of the individual stock options and the $9.4375 per share market value of Valhi Common Stock on December 31, 1997, calculated as the last reported sales price per share as reported on the New York Stock Exchange Composite Tape on such date.

(2) Pursuant to an agreement between Contran and Valhi, Contran will pay Valhi an amount equal to the excess of market value on the date of exercise of any Valhi Common Stock issued to Mr. Simmons pursuant to the exercise of stock options granted to him over the exercise price.

(3) See also Appendix A for information regarding stock options Mr. Compofelice holds that are exercisable for NL Common Stock.

     Pension Plan. The Company's Pension Plan (the "Pension Plan") is a plan qualified under the Internal Revenue Code of 1986, as amended (the "Code"), that provides for a defined benefit upon retirement to eligible and participating employees of Valhi and certain related companies. Under the terms of the Pension Plan, the defined benefit for a participant is formulated on the basis of a 100% joint survivorship annuity between such participant and such participant's eligible spouse determined by the amount of such participant's earnings for each year and the number of years of service credited to such participant. The compensation eligible to be utilized for purposes of the Pension Plan formula includes the annual salary and cash bonus amounts paid directly by Valhi, including the amount thereof credited by Contran to Valhi pursuant to the Contran/Valhi ISA. See "Compensation of Directors and Executive Officers and Other Information-Summary of Cash and Certain Other Compensation of Executive Officers."

     The following table lists annual benefits under the Pension Plan for the average annual earnings and years of credited service shown for a participant retiring at the normal retirement age of 65. There is no provision under the Pension Plan providing for benefit reductions for Social Security payments received by a participant after retirement. Annual compensation for benefit determination purposes under the Pension Plan for 1997 does not take into account a participant's annual earnings in excess of $160,000. As a result, the compensation eligible to be utilized for purposes of the Pension Plan formula only includes $160,000 of the salary and bonus of the named executive officers
as disclosed in the "Summary Compensation Table."    A participant does not
accrue additional benefits under the Pension Plan after thirty years of credited service.

                               Years of Credited Service
                    -----------------------------------------------
  Average Annual
     Earnings           5           10           20           30
------------------  ----------  -----------  -----------  -----------

    $  80,000......  $  5,202    $  10,403    $  20,806    $  31,209
      100,000......     6,952       13,903       27,806       41,709
      120,000......     8,702       17,403       34,806       52,209
      140,000......    10,452       20,903       41,806       62,709
      160,000......    12,202       24,403       48,806       73,209

     As of December 31, 1997, William J. Lindquist, Bobby D. O'Brien and Steven
L. Watson were credited with 17 years, 8 years and 17 years, respectively, of benefit service to Valhi under the Pension Plan. Harold C. Simmons and Joseph
S. Compofelice are not considered to be employees of Valhi and, therefore, do not participate in the Pension Plan. Other than as described in the Summary Compensation Table above and its related footnotes, none of the executive officers or directors of Valhi participate in any supplementary nonqualified plans that pay benefits in excess of the above limits.

Section 16(a) Beneficial Ownership Reporting Compliance

     Section 16(a) of the Exchange Act requires Valhi's executive officers, directors and persons who own more than 10% of a registered class of Valhi's equity securities to file reports of ownership with the Commission, the New York Stock Exchange, Inc. and Valhi. Based solely on the review of the copies of such forms and written representations by certain reporting persons received, Valhi believes that for 1997 its executive officers, directors and 10% stockholders complied with all applicable filing requirements under Section 16(a).

Compensation Committee Interlocks and Insider Participation

     During 1997, Harold C. Simmons (Valhi's chief executive officer) and the MD&C Committee deliberated on Valhi executive officer compensation. The MD&C committee is currently comprised of Norman S. Edelcup (chairman), Dr. Kenneth R. Ferris and J. Walter Tucker, Jr., all non-employee directors of Valhi. Of those persons who deliberated on Valhi executive officer compensation at any time in 1997, only Mr. Simmons was an executive officer of Valhi or any of its subsidiaries.

     Mr. Simmons deliberated also on the compensation of the executive officers of certain entities that may be deemed to be controlled by or affiliated with him. Other than Mr. Simmons, no Valhi executive officer deliberated on the compensation of executive officers of another entity (as a member of the other entity's compensation committee, board of directors or otherwise), one of whose executive officers deliberated on the compensation of Valhi's executive officers (as member of the MD&C Committee, the Board of Directors or otherwise).

     Relationships with Related Parties. As set forth under the caption "Security Ownership," Harold C. Simmons, through Contran, may be deemed to control the Company. The Company and other entities that may be deemed to be controlled by or affiliated with Mr. Simmons sometimes engage in (a) intercorporate transactions such as guarantees, management and expense sharing arrangements, shared fee arrangements, joint ventures, partnerships, loans, options, advances of funds on open account and sales, leases and exchanges of assets, including securities issued by both related and unrelated parties and
(b) common investment and acquisition strategies, business combinations, reorganizations, recapitalizations, securities repurchases and purchases and sales (and other acquisitions and dispositions) of subsidiaries, divisions or other business units, which transactions have involved both related and unrelated parties and have included transactions that resulted in the acquisition by one related party of a publicly held minority equity interest in another related party. The Company continuously considers, reviews and evaluates and understands that Contran and related entities consider, review and evaluate transactions of the type described above. Depending upon the business, tax and other objectives then relevant, it is possible that the Company might be a party to one or more of such transactions in the future. In connection with these activities the Company may consider issuing additional equity securities or incurring additional indebtedness. The Company's acquisition activities have in the past and may in the future include participation in the acquisition or restructuring activities conducted by other companies that may be deemed to be controlled by Mr. Simmons. It is the policy of the Company to engage in transactions with related parties on terms, in the opinion of the Company, no less favorable to the Company than could be obtained from unrelated parties.

     Each of the executive officers of Valhi is also currently serving as an executive officer of certain other companies related to Valhi and it is expected that each will continue to do so in 1998. Such management interrelationships and intercorporate relationships may lead to possible conflicts of interest. These possible conflicts may arise from the duties of loyalty owed by persons acting as corporate fiduciaries to two or more companies under circumstances in which such companies may have adverse interests.

     No specific procedures are in place that govern the treatment of transactions among the Company and its related entities, although such entities may implement specific procedures as appropriate for particular transactions. In addition, under applicable principles of law, in the absence of stockholder ratification or approval by directors who may be deemed disinterested, transactions involving contracts among companies under common control must be fair to all companies involved. Furthermore, directors and officers owe fiduciary duties of good faith and fair dealing to all stockholders of the companies for which they serve.

     On February 6, 1998, Valhi, as lender, entered into a $120 million revolving credit agreement with Contran, as borrower (the "Credit Agreement"). On February 11, 1998, the Credit Agreement became effective. Borrowings under the Credit Agreement bear interest at the prime rate in effect from time to time The maturity date under the Credit Agreement is August 10, 1998. Contran's obligations under the Credit Agreement are collateralized by a pledge to Valhi of (i) all of Contran's stock ownership (exclusive of directors' qualifying shares) in certain of its subsidiaries that may be deemed to control, directly or indirectly, approximately 84.3% of the outstanding Valhi Common Stock; and
(ii) 7,958,958 shares of Valhi Common Stock directly held by Contran, or approximately 7.0% of the outstanding Valhi Common Stock. The Credit Agreement requires Contran to pay to Valhi a commitment fee in the amount of 1/2% per annum on the average daily unused and available revolving credit commitment. Contran may prepay borrowings under the Credit Agreement at any time upon Contran's election. In addition, Contran may at any time upon notice to Valhi terminate or reduce the unused amount of the revolving credit commitment; provided, however, that any such termination or reduction shall be permanent.

     As of February 9, 1998, the Harold C. Simmons Family Trust No. 1 dated January 1, 1964 and the Harold C. Simmons Family Trust No. 2 dated January 1, 1964 (together, the "Family Trusts"), two trusts established for the benefit of the children and grandchildren of Harold C. Simmons, entered into a settlement agreement arising from that certain civil action styled In re: The Harold C. Simmons Family Trust No. 1 (No. 96-306-P) pending in the Probate Court of Dallas County, Texas (the "Settlement Agreement"). Pursuant to the Settlement Agreement, all claims among the parties to the related litigation would be dismissed with prejudice and Harold C. Simmons' positions as trustee of the Family Trusts and as a director or officer of the various businesses owned directly and indirectly by the Family Trusts, including Contran and Valhi, would not change. The Probate Court approved the Settlement Agreement on February 10, 1998.

     The closing under the Settlement Agreement occurred on February 11, 1998. Pursuant to the Settlement Agreement, one of the Family Trusts, the Harold C. Simmons Family Trust No. 2 dated January 1, 1964, transferred shares of Contran's class A common stock to or on behalf of certain parties to the Settlement Agreement and certain trusts created for the benefit of certain parties to the Settlement Agreement and/or their descendants. Such transfers included the right to cause Contran to redeem such transferred shares for consideration including cash, promissory notes and real estate. All of such redemption rights were exercised in full.

     In conjunction with the closing of the Settlement Agreement and the subsequent exercise in full of the redemption rights, Valhi advanced to Contran an aggregate of $77.2 million under the Credit Agreement. Contran used such advance to fund the cash portion of the redemption and certain other payments contemplated by the Settlement Agreement. Additionally, Contran converted an aggregate of $25.0 million of prior intercompany borrowings from Valhi to Contran into an advance under the Credit Agreement. Contran intends to use any additional advances under the Credit Agreement for general corporate purposes, including the payment of interest on Contran's outstanding indebtedness. As of March 31, 1998, the outstanding principal balance under the Credit Agreement was $99.0 million.

     On February 12, 1998, Valhi's board of directors expanded the responsibilities of Valhi's audit committee, comprised of two Non-Employee directors, to include the review of, and action upon, any proposals presented by Contran or any of its affiliates during the period the Credit Agreement remains effective regarding the sale of assets from Contran or one or more of its affiliates to Valhi.

     On March 12, 1998, Contran presented Valhi's audit committee with a proposal whereby Contran, VGI and National would offer to sell to Valhi, on mutually agreeable terms, 236,371 shares, 2,361,300 shares and 350,360 shares of Tremont common stock, respectively. The 236,371 shares of Tremont common stock that Contran proposes to sell to Valhi directly are currently held by the CDCT No. 2, and would be transferred to Contran prior to their proposed sale to Valhi. The shares of Tremont common stock proposed to be sold to Valhi represent 43.6% of the outstanding shares of Tremont common stock. Contran has informed Valhi that Contran intends first to utilize proceeds resulting from the proposed sale of shares of Tremont common stock to Valhi, if consummated, to repay Contran's outstanding balance under the Credit Agreement. No assurance can be given that the transaction will occur or as to the timing and terms of the transaction.

                         REPORT ON EXECUTIVE COMPENSATION

     During 1997, the Company's chief executive officer (the "CEO"), the Non-Employee Directors and the MD&C Committee administered matters regarding compensation of the Company's executive officers. This report is submitted by such individuals in their respective capacities, as set forth below. The determination of Joseph S. Compofelice's compensation from NL is described in Appendix A.

     The board of directors, with directors other than Non-Employee Directors abstaining, considered and approved the terms of the Contran/Valhi ISA, pursuant to which the services of Harold C. Simmons, the Company's chairman of the board, president and CEO, and Glenn R. Simmons, the Company's vice chairman of the board, were provided. The CEO, considering recommendations of management, determined the cash compensation paid to the Company's employees, including the Company's other executive officers, and made recommendations to the MD&C Committee with respect to matters related to grants of stock options. The MD&C Committee, which is comprised solely of the Non-Employee Directors, reviewed and approved actions related to grants of stock options to the Company's executive officers and other employees pursuant to the 1987 Plan.

     It is the Company's policy that employee compensation, including compensation to executive officers, be at a level that allows the Company to attract, retain, motivate and reward individuals who have the requisite training and experience to manage the Company and its businesses. It is also the Company's policy that a significant portion of any incentive compensation paid be related to the performance of the Company's equity securities and have a commonality of interest with the stockholders of the Company, which objectives are generally met through the periodic grant of stock options, since the value of such options depends entirely on the appreciation of the stock underlying such options. Therefore, unless the price of the Company's equity securities increases over the term of the stock options, such portion of an employee's aggregate compensation will have no value.

     The CEO either does not participate in the Company's compensation and employee benefit plans or the cost of such participation is reimbursed to the Company by Contran. The amount of the fee paid by the Company under the Contran/Valhi ISA with respect to the CEO represents, in the view of the board of directors, the reasonable equivalent of "compensation" for the services the CEO provided to the Company taking into account the CEO's unique experience and knowledge. In making such determination, the board of directors also considered the significant role the CEO has in establishing the Company's policies and directing strategic transactions involving the Company and its subsidiaries. Additionally, the board of directors took into account the Company's historical financial performance. No specific formulas, guidelines or comparable positions were considered in determining the amount of such fee, nor was there any specific relationship between the Company's current or future performance and the level of such fee.

     The compensation of the Company's executive officers, other than the CEO, consists primarily of base salary and incentive compensation. Incentive compensation consists primarily of discretionary bonuses and grants of stock options. The CEO may be deemed to control approximately 93% of the outstanding Valhi Common Stock and as such is considered an effective stockholder advocate in matters concerning executive compensation, other than his own.

     Base salaries for all salaried employees, including executive officers of the Company, have been established on a position-by-position basis. Annual internal reviews of salary levels are conducted by the Company's management in an attempt to rank base salary and job value to each position. The ranges of salaries for comparable positions considered by management were based upon management's general business knowledge and no specific survey, study or other analytical process was utilized to determine such ranges. Additionally, no specific companies' or groups of companies' compensation was compared with that of the Company, nor was an attempt made to identify or otherwise quantify the compensation paid by the companies that served as a basis for such individuals' general business knowledge. Base salary levels are generally not increased except in instances of (i) promotions, (ii) increases in responsibility or (iii) unwarranted discrepancies between job value and the corresponding base salary. The Company considers across-the-board base salary increases from time to time when competitive factors so warrant. All of management's recommendations with respect to base salaries for executive officers of the Company are submitted to the CEO for modification and/or approval in his best business judgment. Prior year-to-year fluctuations in the portion of base salaries applicable to the Company with respect to its executive officers were partly a result of changes in the amount of time estimated to be spent by each such officer on behalf of Contran and the Company and the resulting changes in allocations under the Contran/Valhi ISA.

     A significant portion of an executive officer's total compensation has historically been in the form of incentive compensation that is "at risk." The Company's practice has been to provide for greater percentages of such "at risk" compensation at higher levels of responsibility. The size of each executive officer's discretionary bonus and grant of stock options is based upon the recommendation of management as modified and/or approved by the CEO in his best business judgment. Annual performance reviews are an important factor in determining management's recommendation, which is primarily based on each executive's individual performance and to a lesser extent on the Company's overall performance. Individual performance is typically measured by the ability an executive demonstrates in performing, in a timely and cost efficient manner, the functions of his position, including routine corporate activities and the development and implementation of strategic transactions and policies. Additionally, an executive's sustained performance, experience and potential for growth are assessed. No specific financial or budget tests were applied in the measurement of individual performance. The Company's overall performance is typically measured by the Company's historical financial results and the level of success with respect to the development and implementation of strategic transactions. No specific overall performance measures were utilized and there is no specific relationship between overall performance measures and an executive's incentive compensation. Additionally, there was no specific weighing of the factors considered in the determination of incentive compensation paid to executive officers.

     In granting stock options to the Company's executive officers in 1997, the MD&C Committee considered the policies and factors set forth in this report, the level of cash compensation paid to each individual, the recommendation of the CEO and the number of unexpired stock options previously granted to each individual. The MD&C Committee considered the same factors in granting stock options to the CEO in 1997.

     Section 162(m) of the Code generally disallows a tax deduction to public companies for compensation over $1.0 million paid to the company's chief executive officer and four other most highly compensated executive officers. It is the Company's policy to structure the performance-based portion of the compensation of its executive officers in a manner that enhances the Company's ability to deduct fully such compensation.

     The foregoing report is submitted by the following individuals in the capacities indicated:


Norman S. Edelcup                   Dr. Kenneth R. Ferris
Non-Employee Director and           Non-Employee Director and
member of the MD&C Committee        member of the MD&C Committee

J. Walter Tucker, Jr.               Harold C. Simmons
Non-Employee Director and           Chief Executive Officer
member of the MD&C Committee

                               PERFORMANCE GRAPH

     Set forth below is a line graph comparing the yearly change in the cumulative total stockholder return on Valhi Common Stock against the cumulative total return of the S&P 500 Stock Index and the S&P Manufacturing (Diversified) Index for the period of five fiscal years commencing December 31, 1992 and ending December 31, 1997. The graph shows the value at December 31 of each year assuming an original investment of $100 and reinvestment of dividends to stockholders. The February 3, 1995 dividend of 0.03049 of a share of Tremont common stock for each share of Valhi Common Stock was treated as if such Tremont shares were sold on the distribution date with the proceeds reinvested in Valhi Common Stock on such date.

                         [PERFORMANCE GRAPH GOES HERE]

                        1992      1993      1994      1995      1996      1997
                      --------  --------  --------  --------  --------  --------

Valhi, Inc...........   $ 100     $ 98      $ 156     $ 139     $ 143    $  217
S&P 500.............      100      110        112       153       189       252
S&P Manufacturing
(Diversified).......      100      121        126       177       244       290


                     CERTAIN RELATIONSHIPS AND TRANSACTIONS

Relationships with Related Parties

     The Company and other entities that may be deemed to be controlled by or affiliated with Harold C. Simmons sometimes engage in certain transactions that have involved both related and unrelated parties. Each of the executive officers of Valhi is also currently serving as an executive officer of certain other companies related to Valhi and it is expected that each will continue to do so in 1998. See "Compensation of Directors and Executive Officers and Other Information-Compensation Committee Interlocks and Insider Participation-Relationships with Related Parties," for a further discussion on these transactions, management interrelationships and intercorporate relationships.

Contractual Arrangements

     Intercorporate Services Agreements. The Contran/Valhi ISA provides that Contran will render or provide for certain management, administrative and aircraft maintenance services to the Company and that the Company will render certain management and administrative services to Contran. The Company paid Contran net fees of $2,000 for services rendered under the Contran/Valhi ISA in 1996, which represented $1,467,000 for services Contran rendered to the Company less $1,465,000 for services the Company rendered to Contran. In addition, Contran and the Company credited to the other the out-of-pocket costs incurred in rendering such services. The Contran/NL ISA provides that Contran will make available the services of Harold C. Simmons to NL. NL paid Contran fees of $500,000 for such services rendered in 1997. NL will continue to pay director's fees and expenses directly to Mr. Simmons. Each of the ISAs provide for their extension on a quarter-to-quarter basis, subject to termination by either party pursuant to written notice delivered 30 days prior to a quarter-end, and their amendment by mutual agreement.

     Subsidiary Relationships. NL is a party to certain additional agreements with related entities as set forth in Appendix A to this proxy statement.

                      CERTAIN LITIGATION AND OTHER MATTERS

     In November 1991, a purported derivative complaint was filed in the Court of Chancery of the State of Delaware, New Castle County (Alan Russell Kahn v. Tremont Corporation, et al., No. 12339), in connection with Tremont's purchase of 7.8 million shares of NL Common Stock from Valhi (the "NL Stock Purchase"). In addition to Tremont and Valhi, the complaint named as defendants the members of Tremont's board of directors at the time, which included Harold C. Simmons and Glenn R. Simmons. The complaint alleged, among other things, that the NL Stock Purchase constituted a waste of Tremont's assets and that Tremont's board of directors had breached its fiduciary duties to Tremont's public stockholders and sought, among other things, to rescind the NL Stock Purchase and award damages to Tremont for injuries allegedly suffered as a result of the defendants' conduct. In March 1996, the trial court ruled in favor of the defendants and concluded that the NL Stock Purchase did not constitute an overreaching of Tremont by its then controlling stockholder (Valhi), that Tremont's purchase price in the NL Stock Purchase was fair and that in all other respects the NL Stock Purchase was fair to Tremont. In June 1996, the plaintiffs filed an appeal with the Delaware Supreme Court. A hearing before a three-judge panel of the Delaware Supreme Court was held in December 1996, and an en banc hearing before the full Supreme Court was held in February 1997. In June 1997, the Delaware Supreme Court en banc reversed the trial court ruling and remanded the matter to the lower court for further proceedings. The Supreme Court held, in part, that the trial court had erred in placing the burden of proof on the plaintiffs and remanded the matter so that the trial court could determine whether the defendants had demonstrated the entire fairness of the transaction. In October 1997, oral arguments upon remand were heard and the judge then requested additional testimony. On February 4, 1998, Valhi reached an agreement in principal to settle this matter. In March 1998, Valhi and Tremont executed and filed with the court a proposed stipulation of settlement of the case. Under the proposed settlement, which is subject to court approval, Valhi has agreed to transfer to Tremont 1.2 million shares of NL Common Stock, subject to adjustment depending on the average sales price of such shares during the fifteen trading day period ending five trading days prior to the transfer, up to a maximum of 1.4 million shares and down to a minimum of 1.0 million shares. Valhi has the option, in lieu of transferring such shares, to transfer cash or cash equivalents equal to the product of such average sales price and the number of shares that would otherwise have been transferred to Tremont. Valhi has not yet decided whether it will transfer shares or cash pursuant to the terms of the stipulation of settlement. If approved by the court, the transfer of shares or cash is expected to occur in the second or third quarter of 1998.

     In September 1996, a complaint was filed in the Superior Court of New Jersey, Bergen County, Chancery Division (Frank D. Seinfeld v. Harold C. Simmons, et al., No. C-336-96) against Valhi, NL and certain current and former members of NL's board of directors, including Harold C. Simmons and Glenn R. Simmons. The complaint, a derivative action on behalf of NL, alleged, among other things, that NL's August 1991 "Dutch auction" tender offer was an unfair and wasteful expenditure of NL's funds. The complaint sought, among other things, to rescind NL's purchase of approximately 10.9 million shares of NL Common Stock from Valhi pursuant to the Dutch auction, and the plaintiff has stated that damages sought are $149 million. On February 4, 1998, Valhi reached an agreement in principal to settle this matter. In February 1998, Valhi and NL executed and filed with the court a proposed stipulation of settlement of the case. Under the proposed settlement, which is subject to court approval, Valhi has agreed to transfer to NL 750,000 shares of NL Common Stock, subject to adjustment depending on the average sales price of such shares during the fifteen trading day period ending five trading days prior to the transfer, up to a maximum of 825,000 shares and down to a minimum of 675,000 shares. Valhi has the option, in lieu of transferring such shares, to transfer cash or cash equivalents equal to the product of such average sales price and the number of shares that would otherwise have been transferred to NL. Valhi has not yet decided whether it will transfer shares or cash pursuant to the terms of the stipulation of settlement. If approved by the court, the transfer of shares or cash is expected to occur in the second or third quarter of 1998.

                                 OTHER MATTERS

     The Board of Directors knows of no other business that will be presented for consideration at the Meeting. If any other matters properly come before the Meeting, the persons designated as agents in the enclosed proxy card will vote on such matters in accordance with their best judgment.

                         INDEPENDENT PUBLIC ACCOUNTANTS

     The firm of Coopers & Lybrand, L.L.P. served as the Company's primary independent public accountants for the year ended December 31, 1997 and is expected to be considered for appointment as such for the year ended December 31, 1998. Representatives of Coopers & Lybrand, L.L.P. will have an opportunity to make a statement at the Meeting if they desire to do so, and will be available to respond to appropriate questions.

                     STOCKHOLDER PROPOSALS FOR 1998 MEETING

     Stockholders may submit proposals on matters appropriate for stockholder action at the Company's annual stockholder meetings, consistent with rules adopted by the Commission. Such proposals must be received by the Company not later than December 7, 1998 to be considered for inclusion in the proxy statement and form of proxy relating to the 1999 Annual Meeting of Stockholders. Any such proposals should be addressed to: Corporate Secretary, Valhi, Inc., Three Lincoln Centre, 5430 LBJ Freeway, Suite 1700, Dallas, Texas 75240-2697.

                        1997 ANNUAL REPORT ON FORM 10-K

     A copy of the Company's Annual Report on Form 10-K for the fiscal year ended December 31, 1997, as filed with the Commission, is included as part of the annual report mailed to the Company's stockholders with this proxy statement. Copies of such annual report may be obtained without charge by writing: Corporate Secretary, Valhi, Inc., Three Lincoln Centre, 5430 LBJ Freeway, Suite 1700, Dallas, Texas 75240-2697.


                                    APPENDIX

     Annexed to this proxy statement in Appendix A is a description of additional matters related to the 1997 compensation NL paid to Joseph S. Compofelice, an executive officer of Valhi, and information with respect to certain related party transactions involving NL.


                                       VALHI, INC.




                                       Dallas, Texas
                                       March 31, 1998

                                   APPENDIX A

                    Compensation Paid by NL Industries, Inc.
                  to Joseph S. Compofelice and Related Issues

     The information provided in this Appendix A is based on information provided in the NL Proxy Statement.

     Grants of NL Stock Options. The following table provides information with respect to Mr. Compofelice concerning the grant of stock options exercisable for NL Common Stock under the 1989 Long Term Performance Incentive Plan of NL Industries, Inc. (the "NL Incentive Plan") during 1997. No stock appreciation rights were granted under the NL Incentive Plan in 1997.

                       OPTION GRANTS IN LAST FISCAL YEAR

                                         Individual Grants
                        --------------------------------------------------
                                      Percent of
                          Number of     Total
                        Shares of NL   Options
                        Common Stock  Granted to
                         Underlying  NL Employees Exercise or
                           Options     in 1997     Base Price  Expiration
          Name          Granted (#)                Per Share      Date
----------------------- ------------ ----------- ----------- --------------

Joseph S. Compofelice... 12,000(2)      8.2%     $11.875(3)   2/12/07
                         12,000(2)                13.375
                         12,000(2)                14.875


                        Potential Realizable Value at Assumed Annual Rates
                        of Stock Price Appreciation of NL Common Stock for
                                          Option Term (1)
                        --------------------------------------------------
          Name                     5%                       10%
----------------------- ------------------------ -------------------------

Joseph S. Compofelice...           $89,616                  $227,107
                                    71,616                   209,107
                                    53,616                   191,107

----------

(1) Pursuant to the rules of the Commission, the amounts under these columns reflect calculations at assumed 5% and 10% appreciation rates and, therefore, are not intended to forecast future appreciation, if any, of NL Common Stock. The potential realizable value to Mr. Compofelice was computed as the difference between the appreciated value, at the expiration date of the stock option, of the NL Common Stock obtainable upon exercise of such stock option over the aggregate exercise price of such stock option. The appreciated value per share at the expiration date of the stock option would be $19.34 and $30.80 at the assumed 5% and 10% rates, respectively.

     The amount of gain to Mr. Compofelice depends on the amount of increase in the price of NL Common Stock, which would benefit all NL shareholders proportionately. These potentially realizable values are based solely on arbitrarily assumed rates of appreciation required by applicable Commission regulations. Actual gains, if any, on stock option exercises are dependent on the future performance of NL Common Stock, overall market conditions and the timing of the exercise thereof by Mr. Compofelice. There can be no assurance that the amounts reflected in the table will be achieved.

(2) This stock option is exercisable for shares of NL Common Stock and was granted as of February 12, 1997 under the NL Incentive Plan. This stock option vests over five years from the date of grant at a rate of 40% on the second anniversary of the date of grant and 20% on each of the next three succeeding anniversary dates. The option expires on the tenth anniversary of the date of grant.

(3) This exercise price of $11.875 is equal to the mean of the high and the low sales prices on the date of grant of NL Common Stock as reported by the New York Stock Exchange Composite Tape; exercise prices of $13.375 and $14.875 are equal to the foregoing mean price on the date of grant plus $1.50 and $3.00, respectively.

     NL Stock Option Exercises and NL Holdings. The following table provides information with respect to Joseph S. Compofelice concerning his exercise of NL stock options during 1997 and the value of unexercised NL stock options held by him as of December 31, 1997. No stock appreciation rights have been granted under the NL Incentive Plan.

    AGGREGATED OPTION EXERCISES IN 1997 AND DECEMBER 31, 1997 OPTION VALUES

                           Shares Acquired on
         Name                 Exercise (#)                Value Realized
----------------------  -------------------------  ---------------------------

Joseph S. Compofelice.           12,000                       $84,376

                            Number of Shares
                               Underlying              Value of Unexercised
                         Unexercised Options at        In-the-Money Options
        Name              December 31, 1997 (#)        at December 31, 1997
----------------------  -------------------------  ---------------------------
                        Exercisable  Unexercisable  Exercisable  Unexercisable
                        -----------  -------------  -----------  ---------------
Joseph S. Compofelice.    75,000        128,000      $324,000       $289,000


     NL Pension Plan. The Retirement Plan of NL Industries, Inc. for its U.S. employees (the "NL Pension Plan") provides lifetime retirement benefits to eligible employees. In February 1996, NL approved the suspension of all future accruals under the salaried component of the NL Pension Plan effective as of March 31, 1996 (the "Suspension Date"). Salaried employees who were at least 21 years of age became eligible to participate in the NL Pension Plan if they completed at least five months of service (as defined in the NL Pension Plan) in a specified twelve-month period prior to the Suspension Date. Annually, prior to the Suspension Date, NL's board of directors established, in its discretion, the amount of an employee's annual pension benefit for the year based primarily on the employee's total eligible earnings for that year and NL's financial performance in relationship to its annual operating plan for the previous year. To the extent that the minimum, target or maximum level of operating income performance were achieved, the employee earned an annual benefit equal to 1%, 2% or 3%, respectively, of such employee's total base salary and bonus up to the limits set forth in the Code. See "-NL Compensation Committees' Report on Executive Compensation-Variable Compensation Plan." Such pension benefits are payable upon retirement and attainment of ages specified in the NL Pension Plan. No amounts were paid or distributed to Mr. Compofelice under the NL Pension Plan in 1997. The estimated accrued annual benefits payable upon retirement at normal retirement age for Mr. Compofelice is $9,293.

Certain NL Relationships and Transactions

     Intercorporate Services Agreements. NL and Valhi are parties to an intercorporate services agreement (the "Valhi/NL ISA") whereby Valhi renders certain management, financial and administrative services to NL and NL makes the services of Joseph S. Compofelice and NL's internal audit personnel available to Valhi. In addition in 1997, NL provided to Valhi certain insurance and risk management services. Mr. Compofelice serves as an executive officer of Valhi. NL received total net fees of approximately $138,000 from Valhi for services provided during 1997 after receiving credit for certain insurance and risk management services provided to Valhi in 1996. Valhi expects to pay a lower net amount for NL's services in 1998. The Valhi/NL ISA is subject to termination or renewal by mutual agreement and may be terminated by either party pursuant to a written notice delivered 30 days prior to a quarter-end.

     NL and Tremont are parties to an intercorporate services agreement (the "NL/Tremont ISA") whereby NL makes available to Tremont certain services with respect to Tremont's insurance, risk management, real property, internal audit and executive secretarial needs. Tremont paid fees of approximately $94,000 to NL for services pursuant to the NL/Tremont ISA during 1997. In addition in 1996, NL provided to Tremont certain tax services totaling approximately $100,000 for which NL was reimbursed in 1997. The NL/Tremont ISA is subject to termination or renewal by mutual agreement for succeeding one-year terms and may be terminated at anytime by either party pursuant to 90 day prior written notice to the other party. NL expects to receive approximately $105,000 for services to be provided to Tremont in 1998.

     NL and TIMET are parties to an intercorporate services agreement (the "NL/TIMET ISA") whereby NL makes available to TIMET certain services with respect to TIMET's tax, insurance, risk management, real property, internal audit and executive secretarial needs. TIMET paid fees of approximately $519,000 to NL for services pursuant to the NL/TIMET ISA during 1997. The NL/TIMET ISA is subject to termination or renewal by mutual agreement and may be terminated by either party pursuant to a written notice delivered 30 days prior to a quarter-end. NL expects to receive approximately $430,000 for services to be provided to TIMET in 1998.

     Tremont Registration Rights Agreement. In connection with the December 1991 purchase by Tremont of 7.8 million shares of NL Common Stock from Valhi, NL entered into a Registration Rights Agreement pursuant to which Tremont received certain registration rights with respect to the purchased shares. Unless all registration rights are exercised earlier, such agreement expires in December 2001.

     Valhi Stock Options. Joseph S. Compofelice and Robert D. Hardy, executive officers of NL, hold options to purchase Valhi Common Stock under the terms of the 1987 Plan. At December 31, 1997, Messrs. Compofelice and Hardy held options to purchase 50,000 and 15,000 shares, respectively, of Valhi Common Stock at exercise prices ranging from $7.04 to $14.66 per share. With respect to Mr. Hardy, NL has agreed to pay Valhi the aggregate difference between the option price and the market value per share of Valhi Common Stock on the exercise date if such options are exercised. With respect to transactions during 1997, NL paid Valhi $106,950 pursuant to such agreement.

     Insurance Sharing Agreement. An indirect insurance subsidiary of Tremont has assumed the obligations of the issuer of certain reinsurance contracts that relate to primary insurance policies issued by a third-party insurance company in favor of Tremont and NL. NL and the Tremont insurance subsidiary are parties to an insurance sharing agreement with respect to such reinsurance contracts (the "Insurance Sharing Agreement"). Under the terms of the Insurance Sharing Agreement, NL will reimburse the Tremont insurance subsidiary with respect to certain loss payments and reserves established by such Tremont subsidiary that
(a) arise out of claims against NL and its subsidiaries (the "NL Liabilities") and (b) are subject to payment by such Tremont subsidiary under its reinsurance contracts with the third-party insurance company. Also pursuant to the Insurance Sharing Agreement, the Tremont insurance subsidiary is to credit NL with respect to certain underwriting profits or recoveries that such Tremont subsidiary receives from independent reinsurers that relate to the NL Liabilities. As of December 31, 1997, NL had current accounts payable to such Tremont subsidiary of approximately $3.4 million with respect to such agreement.

     Certain Litigation. Pursuant to the proposed settlement agreement regarding Frank D. Seinfeld v. Harold C. Simmons, et al. as described under "Certain Litigation And Other Matters" in this proxy statement, and subject to court approval, NL will reimburse plaintiffs for attorneys' fees of up to $3.0 million and related costs.

     Other Certain NL Relationships and Transactions. For a discussion of certain other NL relationships and transactions, see "Certain Relationships and Transactions" in this proxy statement.

NL Compensation Committees' Report on Executive Compensation

     The following report appears in the NL Proxy Statement. Accordingly, capitalized terms that appear in the following report have the same meanings given to such terms as in the NL Proxy Statement. Cross references appearing in the following report refer to sections of the NL Proxy Statement. A copy of the NL Proxy Statement can be obtained without charge by writing: Investor Relations Department, NL Industries, Inc., 16825 Northchase Drive, Suite 1200, Houston, Texas 77060.

     The Company's Management Development and Compensation Committee (the "MDC Committee") consists of individuals who are neither officers nor employees of the Company or its subsidiaries and who are not eligible to participate in any of the employee benefit plans administered by such committees.

     The MDC Committee reviews and recommends executive officer compensation policies and practices. The MDC Committee was responsible for reviewing and approving all compensation actions during 1997, including stock-based compensation, involving the Company's executive officers. However, any action in connection with the Chief Executive Officer's (the "CEO") base salary is reviewed and approved by the Board after recommendation by the MDC Committee. See "Meetings and Committees."

     The Company's compensation system with respect to its executive officers, including the CEO, consists of three primary components: base salary, annual variable compensation pursuant to the Variable Compensation Plan, and the grant of stock options, restricted stock and/or stock appreciation rights pursuant to the Incentive Plan. Through the use of the foregoing, the Committee seeks to achieve a balanced compensation package that will attract and retain high quality key executives, appropriately reflect each such executive officer's individual performance, contributions, and general market value, and provide further incentives to such officers to maximize annual operating performance and long-term shareholder value.

Base Salaries

     The MDC Committee reviews any recommendations of the CEO regarding changes in base salaries for executive officers. Such recommendations are made after the CEO's consultation with the Chairman of the Board. Reviews regarding changes in the base salaries of executive officers occur no more frequently than annually. When recommendations regarding changes in base salary levels are made by the CEO, the MDC Committee may take such actions, including any modifications, as it deems appropriate. The CEO's recommendations and the MDC Committee's actions in 1997 were based primarily on a subjective evaluation of past and potential future individual performance and contributions and alternative opportunities that might be available to the executives in question. The Committee also had available to it compensation data from companies employing executives in positions similar to those whose salaries were being reviewed as well as market conditions for executives in general with similar skills, background and performance levels, both inside and outside of the chemicals industry (such companies may include companies contained in the peer group index plotted on the Performance Graph following this report), and other companies with similar financial and business characteristics as the Company, or where the executive in question has similar responsibilities. In 1997, the MDC Committee approved a base annual salary increase for Mr. Compofelice from $185,000 to $260,000 and for Mr. Martin from $400,000 to $500,000. In addition, the Committee determined that Ms. Alderton should receive a base salary with respect to 1996 on a full time basis. No action was taken with respect to the base salaries of any of the other executive officers of the Company.

Variable Compensation Plan

     Awards under the Variable Compensation Plan constitute a significant portion of an executive's potential annual cash compensation (between 0% and 150% of base salary for the CEO and certain executive officers). Awards are based primarily on the Company's main business segment achieving annual predetermined operating income goals and secondarily, with respect to certain of the executive officers, on individual performance. The Company's management makes recommendations to the Board regarding the operating income plan for the year after reviewing market conditions and the Company's operations, competitive position, marketing opportunities, and strategies for maximizing financial performance. The Board approves this recommendation with modifications it deems appropriate. Based on the business plan for the year, the MDC Committee sets the Company's and its business segments' operating income goals at three levels which are designed to help focus the Company's executives on achieving superior annual operating results in light of existing conditions: a threshold level, which is the minimum operating income level for any award to be made under the Variable Compensation Plan (the "Minimum Level"), a target level (the "Target Level"), and a maximum level (the "Maximum Level"). The Variable Compensation Plan, in combination with base salary, is designed to result in executive officers and other eligible participants receiving annual cash compensation below competitive compensation levels if the Minimum Level is not achieved.

     Pursuant to the Variable Compensation Plan, if operating income is below the Minimum Level, no variable compensation is paid. If the Minimum Level is met, executive officers are eligible to receive variable compensation payments that in 1997 ranged between 14% and 60% of base salary, depending on the executive. If the Target Level is reached, the range of variable compensation payments is higher, and in 1997 ranged between 22% and 100% of base salary, depending on the executive. If the Maximum Level is reached or exceeded, executives are eligible to receive the highest variable compensation payments, and in 1997 the range of payments for which executives were eligible was between 35% and 150% of base salary, depending on the executive. In view of the achievement of operating income during 1996 below the Minimum Level, in 1997 the MDC Committee approved no payments under the Variable Compensation Plan to the executive officers, including the CEO. Such awards to the CEO and the four other highest paid executive officers under the Variable Compensation Plan are reported in the bonus column in the Summary Compensation Table set forth above.

     Apart from the Variable Compensation Plan, the MDC Committee may award other bonuses as the Committee deems appropriate from time to time under its general authority or under a separate discretionary plan. No such awards were made as to executive officers in 1997. In addition, target levels for operating income performance were utilized by the MDC Committee and the Board, as applicable, for determining the contributions by the Company to the accounts of eligible participants, including the CEO and the executive officers, under the Savings Plan, the Pension Plan, and the SERP. See "Pension Plan" above.

Stock-Based Compensation

     The Incentive Plan further supports the goal of maximizing long-term shareholder value by providing for stock-based compensation, the value of which is directly related to increases in shareholder value. Stock option grants, in particular, are considered a significant element of the Company's total compensation package for the CEO and the other executive officers of the Company. The Committee believes that compensation linked to stock price performance helps focus the executives' attention on management of the Company from the shareholders' perspective.

     Option grants are intended to provide incentives to increase shareholder value in the future and to reward past performance by the executive. In 1997, the MDC Committee reviewed recommendations by the CEO regarding option grants to executive officers other than the CEO. Options were granted to executive officers, including the CEO, in the MDC Committee's discretion based on a subjective evaluation regarding each executive's performance and responsibilities. In 1997, the MDC Committee included in its determination regarding the number of options to be granted to each executive officer, including the CEO, the amount and terms of options already held by such officers. Grants made in 1997 are reported in the Option Grants in Last Fiscal Year Table set forth above.

     To help assure a focus on long-term creation of shareholder value, the MDC Committee granted ten year options, which vest 40%, 60%, 80% and 100% on the second, third, fourth and fifth anniversary dates of the date of grant, respectively. In 1997 the MDC Committee granted options in three exercise price tranches. One-third of such options granted in 1997 are exercisable at the fair market value of the Common Stock on the date of grant. The remaining two-thirds of the options are exercisable at levels that are above the market price on the date of grant. See the Summary Compensation Table above. Although permitted under the Incentive Plan, the MDC Committee in 1997 did not make or recommend any grants of restricted stock, stock appreciation rights or other equity-based awards.

     To encourage growth in shareholder value, the MDC Committee believes that executives who are in a position to make a substantial contribution to the long-term success of the Company should have a significant stake in its ongoing success. In 1993, the MDC Committee established goals for minimum Common Stock ownership for executive officers to encourage executives to build their Common Stock ownership. Executives are encouraged to achieve these ownership goals over the coming year. The MDC Committee intends to take into consideration in making future grants of stock options after 1998, among other things, whether or not an executive has achieved his or her ownership goals. The table below shows the goals for the Company's executive officers at year-end 1997 for minimum Common Stock ownership and year-end market value of the actual share ownership (excluding unexercised options) as a multiple of 1997 base salary.

                                            Year-End Market Value
                                            of Share Ownership as
                                             a Multiple of Base
                                                   Salary
                                            ---------------------

                                            Actual          Goal
                                            -------        ------

President and Chief Executive Officer.....   4.3X            4X
Executive Vice President..................   2.2X            3X
Vice Presidents:  Chief Financial Officer.   2.6X            3X
                  Controller..............   3.3X            2X
                  General Counsel.........   2.5X            2X
                  Treasurer...............   3.2X            2X

Tax Code Limitation on Executive Compensation Deductions

     In 1993, Congress amended the Internal Revenue Code to impose a $1 million deduction limit on compensation paid to the CEO and the four other most highly compensated executive officers of public companies, subject to certain transition rules and exceptions for compensation received pursuant to non-discretionary performance-based plans approved by such company's shareholders. In 1996, the Board and the Company's shareholders approved amendments to the Company's Variable Compensation Plan and Incentive Plan which permit compensation paid or awards or grants made to executives pursuant to such plans to continue to qualify for deductibility by the Company.

     The foregoing report on executive compensation has been furnished by the Company's MDC Committee of the Board of Directors.

                       Mr. Kenneth R. Peak (Chairman)
                       Admiral Elmo R. Zumwalt, Jr.

                                  VALHI, INC.
                              Three Lincoln Centre
                          5430 LBJ Freeway, Suite 1700
                            Dallas, Texas 75240-2697

PROXY

                                  VALHI, INC.

              PROXY SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS
             OF VALHI, INC. FOR THE ANNUAL MEETING OF STOCKHOLDERS
                             TO BE HELD MAY 7, 1998



The undersigned hereby appoints Harold C. Simmons, Glenn R. Simmons and Steven
L. Watson, and each of them, proxy and attorney-in-fact for the undersigned, with full power of substitution, to vote on behalf of the undersigned at the 1998 Annual Meeting of Stockholders (the "Meeting") of Valhi, Inc., a Delaware corporation ("Valhi"), to be held at the offices of Valhi at Three Lincoln Centre, 5430 LBJ Freeway, Suite 1700, Dallas, Texas on Thursday, May 7, 1998, at 10:00 a.m. (local time), and at any adjournment or postponement of said Meeting, all of the shares of common stock, par value $0.01 per share, of Valhi standing in the name of the undersigned or that the undersigned may be entitled to vote on the proposals set forth, and in the manner directed, on the reverse side.


    THIS PROXY MAY BE REVOKED AS SET FORTH IN THE VALHI PROXY STATEMENT THAT
                            ACCOMPANIED THIS PROXY.

THIS PROXY, IF PROPERLY EXECUTED, WILL BE VOTED IN THE MANNER DIRECTED ON THE REVERSE SIDE. IF NO DIRECTION IS MADE, THIS PROXY WILL BE VOTED "FOR" ALL NOMINEES FOR ELECTION AS DIRECTORS NAMED IN PROPOSAL 1 AND IN THE DISCRETION OF THE PROXIES AS TO ALL OTHER MATTERS THAT MAY PROPERLY COME BEFORE THE MEETING AND ANY ADJOURNMENT OR POSTPONEMENT THEREOF.

    PLEASE SIGN, DATE AND MAIL THIS PROXY PROMPTLY IN THE ENCLOSED ENVELOPE.
                               SEE REVERSE SIDE.
                                  VALHI, INC.
   PLEASE MARK VOTE IN OVAL IN THE FOLLOWING MANNER USING DARK INK ONLY.  [X]


1.   Election of Five Directors

     Nominees: Norman S. Edelcup, Kenneth R. Ferris, Glenn R. Simmons, Harold C.
               Simmons and J. Walter Tucker, Jr.

     [  ] FOR all nominees

     [  ] WITHHOLD AUTHORITY to vote for all nominees

     [  ] FOR all nominees (except as marked below)


     ------------------------------------------------------------------------
     (INSTRUCTION: To withhold authority to vote for any individual nominee, write that nominee's name on the space provided above.)

2. In their discretion, the proxies are authorized to vote upon such other business as may properly come before the Meeting and any adjournment or postponement thereof.

          [  ]  FOR         [  ]  AGAINST       [  ]  ABSTAIN

Address Change [  ]
(Instruction:  Make necessary corrections to the mailing label.)


SIGNATURE(S)                                  DATE
              -------------------------------               ------------------

SIGNATURE(S)                                  DATE
              -------------------------------               ------------------

NOTE: Please sign exactly as the name that appears on this card. Joint owners should each sign. When signing other than in an individual capacity, please fully describe such capacity. The undersigned hereby revokes all proxies heretofore given to vote at said Meeting and any adjournment or postponement thereof.